TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Termination Agreement”) is effective as of the 4th day of December, 2008, by and between CS Financing Corporation, a Delaware corporation (“CSF”), Hennessey Financial, LLC, a Minnesota limited liability company (“Hennessey”) and Capital Solutions Monthly Income Fund, LP (“CSMIF”), f/k/a Hennessey Financial Monthly Income Fund, LP.

WHEREAS, CSF, Hennessey and CSMIF entered into that certain Subordination and Intercreditor Agreement, dated as of May 7, 2007 (the “Subordination Agreement”).

WHEREAS, CSF, Hennessey and CSMIF desire to terminate the Subordination Agreement and release each other from all obligations, rights, responsibilities, and duties thereunder.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.           Termination.  Each of CSF, Hennessey and CSMIF hereby terminates the Subordination Agreement, effective as of the date hereof, and hereby agrees that from and after the date hereof, the Subordination Agreement shall be of no further force and effect and none of the parties thereto shall have any further obligations, rights, responsibilities or duties under such Subordination Agreement.

2.           Release.  Each party hereby releases, remises and forever discharges the other parties from and against any and all liabilities, obligations, losses, demands, costs or claims which any of them have or ever have had, of every kind and nature, at law or in equity, whether known or unknown, relating to or arising out of the Subordination Agreement.  Nothing in this Termination Agreement shall release, remise or discharge  any party from any liabilities, obligations, losses, costs or claims to the extent not relating to or arising out of the Subordination Agreement.

3.           Entire Agreement.  This Termination Agreement contains the sole and entire agreement among the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties with respect to the subject matter hereof.

4.           Successors and Assigns.  This Termination Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

5.           Governing Law.  This Termination Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota (without regard to any applicable conflicts of law principles) applicable to agreements executed and to be performed solely within such state.

6. Counterparts.  This Termination Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Termination Agreement as of the date first written above.

CS FINANCING CORPORATION

By: ___/s/ Michael Bozora_______
Name:  Michael Bozora
Title:    President

HENNESSEY FINANCIAL, LLC

By: __/s/ Jeff Gardner__________________
Name: Jeff Gardner
Title:  Manager

CAPITAL SOLUTIONS MONTHLY INCOME FUND, LP

By: ___/s/ Todd Duckson____________________
Todd Duckson, Manager of CS Fund General
Partner LLC, which is the general partner of the
Capital Solutions Monthly Income Fund